Exhibit 99.(h12)


                      JULIUS BAER GLOBAL EQUITY FUND, INC.
                             SECOND AMENDMENT TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

         THIS AMENDMENT dated as of the 27th day of June, 2007, to the Transfer Agent Servicing Agreement, dated as of July 19, 2004, and as amended June 28, 2006, (collectively the "Agreement"), is entered by and between JULIUS BAER INVESTMENT FUNDS, a Massachusetts trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

                                    RECITALS

         WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

         WHEREAS, the Trust intends to modify the services, duties and term of the Agreement; and

         WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

         NOW, THEREFORE, the parties agree as follows:

1.       The following language shall be added to the Agreement as Section 2 T:

         T. Support and communication to underlying shareholders or broker/dealers for accounts flagged for market timing or suspicious activity in conjunction with other third party vendor reporting.

2.       Section 9 of the Agreement shall be replaced with the following:

         Term of Agreement; Amendment

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of two years, provided that this Agreement may be terminated without penalty at any time by the Trust in the event that USBFS does not adhere to its service level standards. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However this Agreement may be amended by mutual written consent of the parties.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JULIUS BAER INVESTMENT FUNDS           U.S. BANCORP FUND SERVICES, LLC


By: /s/ Tony Williams                  By: /s/ Joe D. Redwine
    -----------------------------          ---------------------------
Tony Williams                          Joe D. Redwine
President                              President


By: /s/ Craig Giunta
    -----------------------------
Craig Giunta
Chief Financial Officer







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